Exhibit 5.1

THOMAS A. COLL

(858) 550-6013

collta@cooley.com

August 7, 2007

Amylin Pharmaceuticals, Inc.

9360 Towne Centre Drive

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AMYLIN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, an aggregate of $575,000,000 principal amount of the Company’s 3.00% Convertible Senior Notes due 2014 (the “Notes”) and up to 9,415,740 shares of common stock issuable upon conversion thereof (the “Shares”) on behalf of the holders of the Notes.  The Notes were issued pursuant to the Indenture dated June 8, 2007 between the Company and the Bank of New York Trust Company, N. A. (the “Indenture”).

In connection with this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Except with respect to our opinion as to the Notes constituting valid and binding obligations, which is provided solely with respect to the laws of the State of New York, our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law), and (ii) following their issuance upon conversion of the Notes in accordance with the terms of the Notes, the Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll